Exhibit 3.1

CERTIFICATE OF DESIGNATION
OF
QUEPASA CORPORATION

(CONTINUED)

A.           Series A Preferred Stock.

1.           Designation; Ranking.  A series of preferred stock is hereby designated as Series A Preferred Stock (the “Series A Preferred Stock”).

2.           Number.   The number of shares constituting Series A Preferred Stock is fixed at 1,500,000 shares, par value $0.001 per share, and such amount may not be increased or decreased except with the written consent of the holders of at least a majority of the issued and outstanding Series A Preferred Stock.

3.           Voting.

(a)           General.  Subject to the other provisions of this Certificate of Designation, each holder of Series A Preferred Stock shall have full voting rights and powers equal to the voting rights and powers of the holders of the Corporation’s common stock, par value $0.001 per share (the “Common Stock”), and shall be entitled to notice of any stockholders’ meeting in accordance with the bylaws of the Corporation (as in effect at the time in question) and applicable law, and shall be entitled to vote, together with the holders of Common Stock, with respect to any question upon which holders of Common Stock have the right to vote, except as may be otherwise provided by applicable law.  Except as otherwise expressly provided herein or as required by law, the holders of Series A Preferred Stock and the holders of Common Stock shall vote together and not as separate classes.

(b)           Number of Votes.  Each holder of shares of Series A Preferred Stock shall be entitled to vote those shares of Common Stock that would be receivable upon the conversion of such holder’s Series A Preferred Stock, as limited by Section A.4(d), at the record date for the determination of the stockholders entitled to vote on such matters or, if no such record date is established, the date such vote is taken or any written consent of stockholders is solicited.

(c)           Required Consents.  At any time when shares of Series A Preferred Stock are outstanding, in addition to any other vote required by law or the Corporation’s Certificate of Incorporation, without the written consent or affirmative vote of the holders of at least a majority of the then outstanding shares of Series A Preferred Stock, given in writing or by vote at a meeting, consenting or voting (as the case may be) separately as a class, the Corporation shall not, either directly or by amendment, merger, consolidation or otherwise, change the rights or preferences of the Series A Preferred Stock or increase the authorized number of shares of Series A Preferred Stock.

4.            Conversion.  The holders of the Series A Preferred Stock shall have, and be subject to, the following conversion rights:

(a)           Conversion.  Each share of Series A Preferred Stock is convertible at any time or from time to time at the election of the holder thereof (by written notice to the Corporation, which may be in the form of a “Conversion Notice” in the form attached hereto) in accordance with Section A.4(c), subject to the limitations contained in Section A.4(d). The effective time of any such election shall be referred to herein as a “Conversion Time.”

(b)           Intentionally omitted.

(c)           Conversion Formula.

(i)           At the applicable Conversion Time, each share of Series A Preferred Stock then subject to conversion shall be converted into that number of shares of Common Stock equal to: (1) the Original Issue Price (as defined below); divided by (2) the Conversion Price (as defined below), subject to the limitations contained in Section A.4(d).

(ii)           As used herein:

(1)           The “Original Issue Price” will equal $5.00.

(2)           The “Conversion Price” will equal 85% of the Reference Price (as defined below); provided, however that the Conversion Price shall be further subject to adjustment pursuant to Section A.5 from time to time.  Following each adjustment, such adjusted Conversion Price shall remain in effect until a further adjustment hereunder.

(3)           The “Reference Price” will equal: (A) if the proposed merger between Insider Guides, Inc. and the Corporation (the “Merger”) has not closed at the Conversion Time, the lower of: (I) the closing price of the Common Stock on the Execution Date; or (II) the volume weighted average price during the 20 trading days ending with the Execution Date (the lower of (A)(I) or (A)(II), the “Execution Date Reference Price”); and (B) if the Merger has closed, the lowest of: (I) the closing price of the Common Stock on the closing date of the Merger; (II) the volume weighted average price during the 20 trading days ending with the date of the closing of the Merger; or (III) the Execution Date Reference Price.

 (d)           Conversion Limitation.  In no event shall any holder be entitled to convert its shares of Series A Preferred Stock into Common Stock if (but only to the extent that), at the applicable Conversion Time, that holder would beneficially own more than 9.99% (the “Threshold”) of the Common Stock as a result of that conversion.  For the purposes of the immediately preceding sentence, beneficial ownership shall be determined in accordance with Section 13(d) of the Securities Exchange Act of 1934 and Rule 13d-3 thereunder.   Each holder may increase the Threshold applicable to it upon prior written notice to the Corporation; provided, however that any such increase will only be effective 61 days after the date of such notice.

(e)           Fractional Shares.  No fractional shares of Common Stock shall be issued upon any conversion of Series A Preferred Stock.  In lieu of any fractional share to which the holder would otherwise be entitled, the Corporation shall pay the holder cash equal to the product of such fraction multiplied by the Common Stock’s Fair Market Value.  The Corporation shall, as soon as practicable after the applicable Conversion Time, deliver to the holders of Series A Preferred Stock, or to their nominees, cash in lieu of any fraction of a share.  For purposes hereof, “Fair Market Value” of a share of Common Stock as of a particular date (the “Determination Date”) shall mean: (i) if the principal trading market for such securities is a national securities exchange, the Over-the-Counter Bulletin Board, the OTC Markets or a similar system then in use, the last reported sales price on the principal market on the Event Date or if the Event Date is not a trading day, the trading day immediately prior to such an Event Date; or (ii) if  (i) is not  applicable, and if bid and ask prices for shares of Common Stock are reported by the principal trading market, the average of the high bid and low ask prices so reported on the Event Date or if the Event Date is not a trading day on the trading day immediately prior to such Event Date.  Notwithstanding the foregoing, if there is no last reported sales price or bid and ask prices, as the case may be, for the day in question, then Fair Market Value shall be determined as of the latest day prior to such day for which such last reported sales price or bid and ask prices, as the case may be, are available, unless such securities have not been traded on an exchange or in the over-the-counter market for 30 or more days immediately prior to the day in question, in which case the Fair Market Value shall be determined in good faith by, and reflected in a formal resolution of, the board of directors of the Corporation.

(f)           No Impairment.  The Corporation shall not avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by the Corporation, but shall at all times in good faith assist in carrying out all such action as may be reasonably necessary or appropriate in order to protect the rights, preferences and privileges of the holders of the Series A Preferred Stock against impairment.

(g)           Taxes Upon Conversion.  The Corporation shall pay any and all issue and other similar taxes that may be payable in respect of any issuance or delivery of shares of Common Stock on conversion of shares of Series A Preferred Stock pursuant to this Section A.4.  The Corporation shall not, however, be required to pay any tax that might be payable in respect of any transfer involved in the issuance and delivery of shares of Common Stock in a name other than that in which the shares of Series A Preferred Stock so converted were registered, and no such issuance or delivery shall be made unless and until the person or entity requesting such issuance has paid to the Corporation the amount of any such tax or has established, to the satisfaction of the Corporation, that the tax has been paid.

(h)           Delivery of Common Stock Certificates.   As soon as practicable after the applicable Conversion Time, the Corporation at its expense (including the payment by it of any applicable issue taxes) will cause to be issued in the name of and delivered to applicable holder of Series A Preferred Stock, or as such holder (upon payment by such holder of any applicable transfer taxes) may direct in compliance with applicable securities laws, a certificate or certificates for the number of duly and validly issued, fully paid and non-assessable shares of Common Stock to which such holder shall be entitled on such conversion.

5.	Adjustments.

(a)           Adjustment Upon Common Stock Event.  At any time or from time to time after the date on which the first share of Series A Preferred Stock was issued by the Corporation (the “Series A Preferred Stock Original Issue Date”), upon the happening of a Common Stock Event (as hereinafter defined), the Conversion Price shall, simultaneously with the happening of such Common Stock Event, be adjusted so that the number of shares of Common Stock receivable upon conversion thereof equals the number of shares of Common Stock which they would have received had their Series A Preferred Stock been converted into Common Stock on the date of such Common Stock Event.  The Conversion Price shall be readjusted in the same manner upon the happening of each subsequent Common Stock Event.  As used herein, the term “Common Stock Event” shall mean (i) the issue by the Corporation of additional shares of Common Stock as a dividend or other distribution on outstanding Common Stock, (ii) a subdivision of the outstanding shares of Common Stock into a greater number of shares of Common Stock, or (iii) a combination of the outstanding shares of Common Stock into a smaller number of shares of Common Stock.

(b)           Adjustments for Other Dividends and Distributions.  If at any time or from time to time after the Series A Preferred Stock Original Issue Date the Corporation pays a dividend or makes another distribution to the holders of the Common Stock payable in securities of the Corporation, other than an event constituting a Common Stock Event, then in each such event provision shall be made so that the holders of the Series A Preferred Stock shall receive upon conversion thereof, in addition to the number of shares of Common Stock receivable upon conversion thereof, the amount of securities of the Corporation which they would have received had their Series A Preferred Stock been converted into Common Stock on the date of such event (or such record date, as applicable) and had they thereafter, during the period from the date of such event (or such record date, as applicable) to and including the conversion date, retained such securities receivable by them as aforesaid during such period, subject to all other adjustments called for during such period under this Section A.5 with respect to the rights of the holders of the Series A Preferred Stock or with respect to such other securities by their terms.

(c)           Adjustment for Reclassification, Exchange and Substitution.  If at any time or from time to time after the Series A Preferred Stock Original Issue Date the Common Stock issuable upon the conversion of the Series A Preferred Stock is changed into the same or a different number of shares of any class or classes of stock, whether by recapitalization, reclassification or otherwise (other than by a Common Stock Event or a stock dividend, reorganization, merger, or consolidation provided for elsewhere in this Section A.5), then in any such event, but subject to Section A.4, each holder of Series A Preferred Stock shall have the right thereafter to convert such stock into the kind and amount of stock and other securities and property receivable upon such recapitalization, reclassification or other change by holders of the number of shares of Common Stock into which such shares of Series A Preferred Stock could have been converted immediately prior to such recapitalization, reclassification or change, all subject to further adjustment as provided herein or with respect to such other securities or property by the terms thereof.

(d)           Reorganizations, Mergers and Consolidations.  If at any time or from time to time after the Series A Preferred Stock Original Issue Date there is a reorganization of the Corporation (other than a recapitalization, subdivision, combination, reclassification or exchange of shares provided for elsewhere in this Section A.5) or a merger or consolidation of the Corporation with or into another corporation (except a liquidation event), then, as a part of such reorganization, merger or consolidation, provision shall be made so that the holders of the Series A Preferred Stock thereafter shall be entitled to receive, upon conversion of the Series A Preferred Stock, the number of shares of stock or other securities or property of the Corporation, or of such successor corporation resulting from such reorganization, merger or consolidation, to which a holder of Common Stock deliverable upon conversion would have been entitled on such reorganization, merger or consolidation.  In any such case, appropriate adjustment shall be made in the application of the provisions of this Section A.5 with respect to the rights of the holders of the Series A Preferred Stock after the reorganization, merger or consolidation to the end that the provisions of this Section A.5 (including adjustment of the Conversion Price then in effect and number of shares issuable upon conversion of the Series A Preferred Stock) shall be applicable after that event and be as nearly equivalent to the provisions hereof as may be practicable.  This Section A.5 shall similarly apply to successive reorganizations, mergers and consolidations.

(e)           Registration Rights. If a registration statement on Form S-3 or such other form as may be appropriate in order to permit the holders of the Series A Preferred Stock to publicly sell the Common Stock issuable upon conversion thereof (the “Registration Statement”) is not declared effective by the Securities and Exchange Commission within 60 days of the Execution Date, or if the holders are required to discontinue their sale of Registrable Securities under the Registration Statement for a period of more than 30 days, the Conversion Price shall be reduced by 5% of the Reference Price (as adjusted in the same manner as the Conversion Price may be adjusted under Section A.5(a) through (d)), and will continue to be reduced by 5% of the Reference Price (as so adjusted) every 30 days thereafter (so that after the first such reduction, the Conversion Price shall be reduced from 85% of the Reference Price to 80% of the Reference Price, and after the second such reduction, the Conversion Price shall be reduced from 80% of the Reference Price to 75% of the Reference Price, and so on) until the Registration Statement is declared effective or the holders is able to resume sales.  Provided, however, the Conversion Price shall not be reduced by operation of the foregoing to less than 45% of the Reference Price (as adjusted).

(f)           Certificate of Adjustment.  In each case of an adjustment or readjustment of the Conversion Price, the Corporation, at its expense, shall cause its chief financial officer (or other executive officer) to compute such adjustment or readjustment in accordance with the provisions hereof and prepare a certificate showing such adjustment or readjustment, and shall mail such certificate, by first class mail, postage prepaid (or by electronic mail if agreed to by the holder), to each registered holder of the Series A Preferred Stock at the holder’s address as shown in the Corporation’s books.

6.           Notices.  Any notice required by the provisions of this Certificate of Designation to be given to the holders of shares of the Series A Preferred Stock shall be deemed given upon the earlier of (i) actual receipt, (ii) three days after deposit in the United States mail, by certified or registered mail, return receipt requested, postage prepaid, or (iii) one business day after deposit with a recognized and reputable express courier for delivery the next business day, fees prepaid, addressed to each holder of record at the address of such holder appearing on the books of the Corporation.

QUEPASA CORPORATION

CONVERSION NOTICE

The undersigned hereby elects to convert the number of shares of Preferred Stock, par value $0.001 per share (the “Preferred Shares”), of Quepasa Corporation, a Nevada corporation (the “Corporation”), indicated below into shares of Common Stock, par value $0.001 per share (the “Common Stock”), of the Corporation, by tendering the stock certificate(s) representing the share(s) of Preferred Shares specified below as of the date specified below.

Date of Conversion

Number of Preferred Shares to be converted:

Conversion Price:

Number of shares of Common Stock to be issued:

Number of shares of Common Stock beneficially owned or deemed beneficially owned by the Holder on the Date of Conversion:

Please issue the Common Stock into which the Preferred Shares are being converted and, if applicable: (i) a certificate representing the balance of the Preferred Shares that the undersigned has not elected to convert; an (ii) any check drawn on an account of the Corporation (on account of any fractional shares of Common Stock) in the following name and to the following address:

Issue to: _____________________________________________________________________________

Address: ____________________________________________________________________________

____________________________________________________________________________________

Facsimile Number: ______________________________________

EIN Number: ___________________________________________

Signature: ________________________________________________________________________

Title: ____________________________________________________________________________

Dated: _________________________

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